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                                                                    EXHIBIT 99.1

                                                                       CONTACTS:
                                                                       ---------
                                                   Vinod Gupta, Chairman and CEO
                                                                         infoUSA
                                        Phone (402) 596-8900 Fax: (402) 339-0265
                                                         E-mail: vin@infousa.com

                                          Joele Frank, Public/Investor Relations
                                                       Abernathy MacGregor Frank
                                                           Phone: (212) 371-5999
                                                            E-mail: jf@abmac.com


                     INFOUSA TO PURCHASE DONNELLEY MARKETING
                           FROM FIRST DATA CORPORATION

         FIRST DATA CORPORATION'S PRESIDENT & COO TO JOIN INFOUSA BOARD

(Omaha, NE) - infoUSA (NASDAQ: IUSAA) (NASDAQ: IUSAB), a leading provider of proprietary business and consumer databases and database processing services, today announced that it has entered into a definitive agreement to purchase Donnelley Marketing, a division of First Data Corporation (NYSE: FDC), for approximately $200 million in cash. In addition, infoUSA will enter into a long-term strategic relationship with First Data. Donnelley Marketing has been in operation for over 75 years, and is a leading consumer database and database marketing company with annual revenues in excess of $90 million.

Since the acquisition will be accounted for under purchase accounting rules, the transaction will include the addition of roughly $200 million of goodwill which the company plans to amortize over approximately 15 years. It is anticipated that the acquisition will significantly increase EBITDA (earnings before interest, taxes, depreciation and amortization) on an annual basis, enhance cash flow and contribute positively to pro forma earnings per share, excluding the impact of the amortization of goodwill and other write-offs. infoUSA will use a combination of existing cash resources and borrowings from a syndicate of commercial banks to finance the acquisition.

Additionally, as part of a series of long-term licenses, infoUSA will provide certain First Data Corporation subsidiaries with consumer and business database content and data processing services.

The closing of the transaction is subject to customary conditions, including Hart-Scott-Rodino antitrust clearance, and receipt by infoUSA of bank financing. infoUSA has received a financing commitment letter, subject to certain conditions, from Bankers Trust Company who will lead a syndicate of banks as administrative agent for the financing.
The closing is expected to take place in July 1999.

                                     -more-



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Vinod Gupta, infoUSA's chairman and chief executive officer, said, "This is a defining event for infoUSA. There are many benefits that will result from combining infoUSA and Donnelley Marketing as well as our strategic alliance with First Data Corporation. First Data will be able to rely on our high quality databases as well as our expertise in data compilation and marketing. Donnelley Marketing will add significantly to our presence in consumer database and database marketing operations. infoUSA will have the leading franchise in business and consumer content and data processing services, providing the combined company with the unique strategic opportunity to leverage our strength across all three areas and to be a leader in emerging distribution channels, including the Internet.

"We believe that there are many operating synergies, including leveraging our combined sales force to cross-sell a wider range of products to an expanded customer base. The complementary nature of infoUSA and Donnelley Marketing will result in financial benefits for the combined company as we provide more solutions, sophisticated data processing services, and enhanced value to our customers. This is a prime example of the whole being greater than the sum of the parts," Gupta added.

"One of Donnelley Marketing's strengths has been their dedicated employees and we welcome them to the infoUSA family. Donnelley Marketing will comprise approximately 30 percent of infoUSA's revenues, and strengthen our platform for delivery of database compilation, marketing, and data processing. We also welcome Charlie Fote, First Data's president and chief operating officer, to the infoUSA Board of Directors following the close of the transaction. Charlie's leadership and experience as both a consumer and provider of database content will make him an invaluable asset to the company," concluded Gupta.

Fote said, "This new relationship makes strategic sense for each of the companies, and, most important, our clients." As part of the transaction, First Data will become a major customer of infoUSA's. "Information continues to be an important part of First Data's overall strategy to provide value-added services to clients. By combining the complementary database services of Donnelley Marketing with infoUSA, and developing a long-term partnership with infoUSA, we are enhancing our access and ability to use information on our client's behalf," remarked Fote.

"First Data is an organization focused on the future. That future includes maximizing success in key areas that present the best strategic and financial opportunities. It also requires investing resources in those businesses our clients have come to depend on us for: e-commerce solutions, transaction processing and electronic payment services," explained Fote.

It is anticipated that revenue enhancements will result from the cross-selling of Donnelley's consumer data and infoUSA's business data and data processing services. In addition, infoUSA anticipates cost savings resulting from the elimination of duplicate database sources and database creation processes as well as the integration of data centers.



                                     -more-

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infoUSA, www.infoUSA.com, is the leading provider of business and consumer information products and data processing services. The infoUSA databases power the directory services of the top traffic-generating Internet sites including InfoSpace (Nasdaq: INSP), Yahoo! (Nasdaq: YHOO), Microsoft (Nasdaq: MSFT) and AOL (NYSE: AOL). The company has partnership agreements with several Internet companies, including Mapquest.com (Nasdaq: MQST), DoubleClick (Nasdaq: DCLK), Network Solutions (Nasdaq: NSOL), Dell (Nasdaq: DELL) and Zip2 (a division of Compaq). Nearly two million of the company's customers use the products and services for direct marketing, telemarketing, marketing planning, lead generation, sales planning, customer analysis and credit reference. Founded in 1972, the company's headquarters are 5711 South 86th Circle, PO Box 27347 Omaha, Neb., 68127-0347. infoUSA Inc. can be contacted at (402) 593-4500.

Atlanta-based First Data Corporation is a leader in electronic payment services. First Data and its principal operating units process the information that allows millions of consumers to pay for goods and services by credit, debit or stored-value card at the point-of-sale, over the Internet, by check or by wire transfer. With 32,000 employees worldwide, the company serves clients throughout the United States, the United Kingdom, Australia, Mexico, Spain and Germany. Its Western Union network includes more than 55,000 locations with operations in 160 counties. For more information on First Data, please visit the company web site at www.firstdatacorp.com.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among, others, ability to consummate the acquisition of Donnelley Marketing; the successful integration of Donnelly Marketing into infoUSA, ability to achieve cost savings and synergies, ability to retain key employees, effects of leverage, changes in technology and increased competition.

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